EXHIBIT B

FORM OF WARRANT

AIRBEE WIRELESS, INC.

WARRANT TO PURCHASE COMMON STOCK

WC-2008-

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR QUALIFIED UNDER STATE SECURITIES LAWS AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND EFFECTIVE QUALIFICATION THEREOF OR IF SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE.

This certifies that, for good and valuable consideration, receipt of which is hereby acknowledged, Richard P. Sommerfeld (the “Holder”), and/or its assigns, is entitled to purchase, from time to time and subject to the terms and conditions of this Warrant, from AIRBEE WIRELESS, INC., a Delaware corporation (the “Company”), fully paid and non-assessable shares of Common Stock of the Company, par value $0.00004 per share (each, a “Share” and collectively, the “Shares”), in accordance with the terms hereof, during the period commencing on the date set forth on the signature page hereof (the “Commencement Date”). Terms not defined herein shall have the meaning ascribed to them in the Settlement Agreement being executed contemporaneously herewith (the “Settlement Agreement”). If there is any conflict between the terms of the Settlement Agreement and this Warrant, the Settlement Agreement shall govern. If this Warrant is silent as to any term, the terms of the Settlement Agreement shall govern.

1. Number of Shares; Vesting; Exercise Price and Expiration Date.

(a) This Warrant may be exercised for 2,841,667 Shares.

(b) The right to exercise this Warrant shall fully vest on the Commencement Date.

(c) The exercise or purchase price for the Shares shall be 1,550,000 warrants @ $0.10 per share, 775,000 warrants @ $0.20 per share and 516,667 warrants @ $0.30 per share. Such price shall be subject to adjustment pursuant to the terms hereof (such price, as adjusted from time to time, is hereinafter referred to as the “Exercise Price”).

(d) The purchase right represented by this Warrant shall terminate on or before 5 p.m. Pacific standard time, on the fifth (5th) anniversary of the Commencement Date (the “Expiration Date”).

2. Exercise and Payment.

(a) Cash Exercise. At any time after the Commencement Date, this Warrant may be exercised in whole or in part, from time to time, by the Holder by surrender of this Warrant and the Notice of Exercise annexed hereto duly (the “Notice of Exercise”) completed and executed by the Holder to the Company at the principal executive offices of the Company, together with payment in the amount obtained by multiplying the Exercise Price then in effect by the number of Shares thereby purchased, as designated in the Notice of Exercise. Payment may be in cash or by check payable to the order of the Company.

(b) Net Issuance Exercise. If the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), then in lieu of the payment methods set forth in Section 2(a) hereof, this Warrant may be exercised in whole or in part, by the Holder by electing to exchange all or some of this Warrant for Warrant Shares equal to the value of the amount of the Warrant being exchanged on the date of exchange. If the Holder elects to exchange this Warrant as provided in this Section 2(b), Holder shall surrender this Warrant and the Notice of Exercise completed and executed by the Holder to the Company at the principal executive offices of the Company, and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

X =	(A*B)-(A*C)
B
X =	The number of Warrant Shares to be issued to the Holder.
A =	The total number of Warrant Shares with respect to which this Warrant is then being exercised.
B =	The Fair Market Value of one Warrant Share on the date of exercise of this Warrant.
C =	The Exercise Price then in effect on the date of exercise of this Warrant.

For purposes of this Section 2(b), “Fair Market Value” shall be determined on a per Share basis as of the close of the business day preceding the date of exercise, which determination shall be made as follows: (a) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or quoted on any automated quotation service operated by The Nasdaq Stock Market, Inc., the Fair Market Value shall be the last reported sale price of that security on such exchange or system on the day for which the current market price is to be determined or, if no such sale is made on such day, the average of the highest closing bid and lowest asked price for such day on such exchange or system; (b) if the Common Stock is not so listed or quoted or admitted to unlisted trading privileges, the Fair Market Value shall be the average of the last reported highest bid and lowest asked prices quoted on the Nasdaq Electronic Bulletin Board, or, if not so quoted, then by the National Quotation Bureau, Inc. on the last business day prior to the day for which the Fair Market Value is to be determined; or (c) if the Common Stock is not so listed or quoted or admitted to unlisted trading privileges and bid and asked prices are not reported, the Fair Market Value shall be determined by the Company’s Board of Directors in its reasonable, good faith judgment.

(c) Mandatory Exercise. Promptly following the first consecutive ten (10) trading day period of time prior to the Expiration Date during which the closing sale price of the Company’s Common Stock, as reported by the Nasdaq National Market or other securities exchange on which the Company’s Common Stock is then listed, is equal to or greater than 300% of the Exercise Price on each day during such period, the Company shall deliver to the Holder a Mandatory Exercise Notice, together with a computation demonstrating the basis for such Mandatory Exercise Notice. In such event, notwithstanding anything to the contrary in Section 2(a) or Section 2(b) above, the Holder agrees to exercise this Warrant in full within ten (10) days following receipt of the Mandatory Exercise Notice from the Company. To the extent that this Warrant is not so exercised, it shall expire and be of no further force or effect. For purposes of this Warrant, “Mandatory Exercise Notice” shall mean the notice delivered by the Company to the Holder advising the Holder that the closing sale price of the Company’s Common Stock, as reported by the Nasdaq National Market or other securities exchange on which the Company’s Common Stock is then listed, has been equal to or greater than 300% of the Exercise Price (as adjusted for splits, reverse splits, stock dividends, share combinations and the like) for ten (10) consecutive trading days.

3. Delivery of Certificates. Within a reasonable time after exercise, in whole or in part, of this Warrant, the Company shall issue in the name of and deliver to the Holder, a certificate or certificates for the number of fully paid and nonassessable Shares which the Holder shall have requested in the Notice of Exercise. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such certificate or certificates.

4. No Fractional Shares. No fractional Shares or scrip representing fractional Shares will be issued upon exercise of this Warrant. If upon any exercise of this Warrant a fraction of a Share results, the Company will pay the Holder the difference between the cash value of the fractional Share and the portion of the Exercise Price allocable to the fractional Share.

5. Charges, Taxes and Expenses. The Holder shall pay all transfer taxes or other incidental charges, if any, in connection with the transfer of the Shares purchased pursuant to the exercise hereof from the Company to the Holder.

6. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

7. Saturdays, Sundays, Holidays, Etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

8 Adjustment of Exercise Price and Number of Shares. The number of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the date hereof but prior to the expiration of this Warrant subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision, split-up or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per Share, so that the aggregate purchase price payable for the total number of Shares purchasable under this Warrant as of such date shall remain the same.

(b) Share Distribution. If at any time after the date hereof the Company makes a distribution on the Shares into which this Warrant is exercisable payable in Shares or other securities or rights convertible into Shares (“Share Equivalents”) without payment of any consideration by such holder for the additional Shares or the Share Equivalents (including the additional Shares issuable upon exercise or conversion thereof), then the number of Shares for which this Warrant may be exercised shall be increased as of the record date (or if no record date is set) for determining which holders of Shares shall be entitled to receive such distribution, in proportion to the increase in the number of outstanding Shares (and Shares issuable upon conversion of all such securities convertible into Shares) of as a result of such distribution, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Shares issuable hereunder immediately after the record date (or on the date of such distribution, if applicable), for such distribution shall equal the aggregate amount so payable immediately before such record date (or on the date of such distribution, if applicable).

(c) Other Distributions. If at any time after the date hereof the Company distributes to holders of the class of Shares into which this Warrant is exercised, other than as part of its dissolution or liquidation or the winding up of its affairs, any Shares, any evidence of indebtedness or any of its assets (other than cash, Shares or securities convertible into Shares), then the Company may, at its option, either (i) decrease the per Share Exercise Price of this Warrant by an appropriate amount based upon the value distributed on each Share as determined in good faith by the Company’s Board of Directors or (ii) provide by resolution of the Company’s Board of Directors that on exercise of this Warrant, the Holder hereof shall thereafter be entitled to receive, in addition to the Shares otherwise receivable on exercise hereof, the number of Shares or other securities or property which would have been received had this Warrant at the time been exercised.

(d) Reclassification, Etc. If at any time after the date hereof there shall be a change or reclassification of the securities as to which purchase rights under this Warrant exist into the same or a different number or type of securities of any other class or classes, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of Shares or other securities or property resulting from such change or reclassification, which would have been received by Holder for the Shares subject to this Warrant had this Warrant at such time been exercised.

9. Notice of Adjustments. Whenever the Exercise Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 8 hereof, the Company shall execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

10. Rights as Shareholder. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights as a shareholder of the Company with respect to the Shares, including (without limitation) the right to vote such Shares, receive distributions thereon, or be notified of shareholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

11. Restricted Securities. The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933, as amended (the “1933 Act”), or an applicable exemption from such registration. In this connection, the Holder acknowledges that the securities legend on Exhibit 1 to the Notice of Exercise attached hereto shall be placed on any Shares issued to the Holder upon exercise of this Warrant.

12. Certification of Investment Purpose. Unless a current registration statement under the 1933 Act shall be in effect with respect to the securities to be issued upon exercise of this Warrant, the Holder covenants and agrees that, at the time of exercise hereof, it will deliver to the Company a written certification executed by the Holder that the securities acquired by such Holder upon exercise hereof are for the account of such Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale in connection with, any distribution thereof.

13. Transferability. This Warrant shall be transferable on the books of the Company maintained at its principal office wherever then located, upon delivery thereof duly endorsed by the Holder or its assign(s), or their duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver new Warrants to the person entitled thereto. This Warrant may be transferred, divided or combined, upon request to the Company by the Holder, into a certificate or certificates representing the right to purchase the same aggregate number of Shares.

14. Miscellaneous.

(a) Construction. Unless the context indicates otherwise, the term “Holder” shall include any transferee or transferees of this Warrant pursuant to Section 13 and the term “Warrant” shall include any and all warrants outstanding pursuant to this Agreement, including those evidenced by a certificate or certificates issued upon division, exchange, substitution or transfer pursuant to Section 13.

(b) Restrictions. By receipt of this Warrant, the Holder makes the same representations with respect to the acquisition of this Warrant as the Holder is required to make upon the exercise of this Warrant and acquisition of the Shares purchasable hereunder as set forth in the Form of Investment Letter attached as Exhibit 1 to the Notice of Exercise attached hereto.

(c) Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one (1) day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission, at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

To Holder: Richard P. Sommerfeld, Jr.

115 S. Oak Street

Falls Church, Virginia 22046

with a copy to:

Savit & Szymkowicz, LLP
7315 Wisconsin Avenue
North Tower — Suite 601
Bethesda, Maryland 20814
Attention: Diana M. Savit, Esq.

To the Company:	Telephone: (301) 951-9191 Facsimile: (301) 718-7788 AIRBEE WIRELESS, Inc. 9400 Key West Avenue Rockville, Maryland 20850 Attention: Eugene Sharer, President Facsimile: (301) 517-1861
With a copy to:
Stradling Yocca Carlson & Rauth 660 Newport Center Drive Newport Beach, California 92660 Attention: Shivbir S. Grewal, Esq. Facsmile: (949) 725-4100

(d) Governing Law; Venue. Any dispute in the meaning, effect or validity of this Warrant shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

(e) Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Warrant, including without limitation to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, reasonable fees, costs and expenses of appeals.

(f) Entire Agreement. This Warrant, the exhibit, and the Settlement Agreement to which it is attached, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter set froth below.

(g) Binding Effect. This Warrant and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns, and Holder and its successors and assigns.

(h) Waiver; Consent. This Warrant may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Warrant or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

(i) Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and the balance shall be enforceable in accordance with its terms.

(j) Assignment. Holder shall have the right, without the prior written consent of the Company, to (i) sell, assign, mortgage, pledge or otherwise transfer any interest or right created hereby, or (ii) delegate its duties or obligations under this Agreement. This Agreement is made solely for the benefit of the parties hereto, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant effective as of the date set forth below.

“Company” AIRBEE WIRELESS, INC.

DATED: April 15, 2008	By:	/s/ E. Eugene Sharer
Name: E. Eugene Sharer
Title: President

“Holder” RICHARD P. SOMMERFELD, JR.

By:	/s/ Richard P. Sommerfeld, Jr.
Name: Richard P. Sommerfeld, Jr.

NOTICE OF EXERCISE

To: AIRBEE WIRELESS, INC.

The undersigned hereby elects to purchase      Shares (the “Shares”) of AIRBEE WIRELESS, INC., a Delaware corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price pursuant to the terms of the Warrant.

Attached as Exhibit 1 is an investment representation letter addressed to the Company and executed by the undersigned as required by Section 12 of the Warrant.

Please issue certificates representing the Shares purchased hereunder in the names and in the denominations indicated on Exhibit 1 attached hereto.

Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.

Dated:

Name:

Title:

Exhibit 1

To: AIRBEE WIRELESS, INC.

In connection with the purchase by the undersigned of      Shares of (the “Shares”) of AIRBEE WIRELESS, INC., a Delaware corporation (the “Company”), upon exercise of that certain Warrant dated as of April      , 2008, the undersigned hereby represents and warrants as follows:

The Shares to be received by the undersigned upon exercise of the Warrant are being acquired for its own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same. The undersigned believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.

The undersigned understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. In this connection, the undersigned represents that it is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

The undersigned understands the instruments evidencing the Shares may bear the following legend:

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR QUALIFIED UNDER STATE SECURITIES LAWS AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR, THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE.

Dated:

Name:

Title: